CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 6, 2003, relating to the financial statements and financial highlights which appears in the December 31, 2002 Annual Report to Shareholders of The Royce Fund (consisting of Royce Premier Fund, Royce Micro-Cap Fund, Pennsylvania Mutual Fund, Royce Select Fund, Royce Trust & GiftShares Fund, Royce Total Return Fund, Royce Low-Priced Stock Fund, Royce Opportunity Fund, Royce Special Equity Fund, Royce Value Fund, Royce Value Plus Fund and Royce Technology Value Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Accountants” in such Registration Statement.

PricewaterhouseCoopers LLP

Baltimore, Maryland
April 25, 2003